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                                                                   EXHIBIT 10.22

                           INDEMNIFICATION AGREEMENT

WHEREAS, Odyssey Reinsurance Corporation ("Odyssey"), Hudson Insurance Company and ORC Re Limited ("ORC Re") are each indirect, wholly owned subsidiaries of Fairfax Financial Holdings Limited; and

WHEREAS, Odyssey and Hudson have entered into an agreement with ORC Re, effective December 31, 1995 and attached hereto as Exhibit A (the "Agreement"), pursuant to which Odyssey and Hudson retroceded, and ORC Re has agreed to reinsure, 100% of ORC's and Hudson's net incurred losses plus cumulative net incurred uncollectible reinsurance recoverables, calculated on a loss incurred basis, for accident years 1995 and prior, in excess of approximately $929 million, subject to a cumulative aggregate limit of $175 million.

NOW THEREFORE, Fairfax undertakes the following:

In the event that ORC Re is required to make payment to Odyssey or Hudson pursuant to the terms of the Agreement, and fails to make such payment for any reason, Fairfax will indemnify Odyssey or Hudson, as the case may be, to the same extent as if Fairfax, rather than ORC Re, were the retrocessionaire under the Agreement.

It is Fairfax's intent that this Indemnification Agreement shall be an enforceable obligation, subject to the laws of the State of Connecticut.

                                          FAIRFAX FINANCIAL HOLDINGS LIMITED

                                          By: /s/ Eric P. Salsberg
                                            ------------------------------------
                                              Name: Eric P. Salsberg
                                              Title: Vice President, Corporate
                                              Affairs

Date: March 22, 2001